Exhibit 4.2

Leasing Contract

Lessor: (Hereafter referred to as "THE LESSOR")：Beijing Sande Technology Co. Ltd.
Lessee: (Hereafter referred to as "THE LESSEE"): Beijing Tongyuan Hengfeng Technology Co. Ltd.

This Lease has been mutual agreed and set up by THE LESSOR and THE LESSEE complying with The Economic Contract Law of the People's Republic Of China.

1.	Area & Pricing
1.1	Location: Floor 2, No. 11 Shi Xing Street, Badachu Hi-Tech Zone,Beijing,100041, China
1.2	Area: 350.24 square meters
1.3	Rental fees: RMB 11,000 per month ( including water, electricity , heating fee, managing fee, etc.)

2.	Lease terms:
2.1	From the date 7/1/2007 to 6/30/2008 for one year.
2.2	At its expiration, THE LESSEE retains his priority to renew this lease.

3.	Rental fees & Payment terms:
3.1	The total rental fees( in capital): one hundred and thirty two thousand only.
3.2	Rental should be payable on one month base in advance. The first rental shall be paid within 10 days after signing this contract

4.	THE LESSOR retains the right to terminate the contract and take back the premises under the following circumstances:
4.1	THE LESSEE partly or totally sublets, lends, mortgages the said premises without the permission from THE LESSOR.
4.2	THE LESSEE carries in the premises any unlawful of illegal activities.
4.3	THE LESSEE carries any other activities in the premises which are not allowed according to the leasing regulations.

5.	At the expiration of the contract, THE LESSEE shall guarantee rental property in good conditions and is not subject to any loss of unusual damage.

6.	Breach Penalty:
6.1	THE LESSOR can terminate the contract and not reimburse the balance if THE LESSEE fails to fulfill the contact after the contract comes into force.
6.2	THE LESSOR shall not confiscate the balance if THE LESSEE fails to fulfill the contact after the contract comes into force.

Leasing Contract

7.	Anything not covered in this contract will be discussed separately by THE LESSOR and THE LESSEE in supplementary provisions or agreement. The supplementary provisions or agreement are equally valid.

8.	Two copies of the lease will be drawn, and remain in the possession of THE LESSOR and THE LESSEE.

9.	The contract shall come into force on the date of signing this contract by other sides.

THE LESSOR: Beijing Sande Technology Co. Ltd.
Corporate Representative:
Signature:
6/15/2007

THE LESSEE: Beijing Tongyuan Hengfeng Technology Co. Ltd.
Corporate Representative:
Signature:
6/15/2007